Exhibit 99.1

Citizens First Corporation Announces First Quarter 2017 Results

mailto:tkanipe@citizensfirstbank.com mailto:smarcum@citizensfirstbank.com
NEWS For Immediate Release	Contact: Todd Kanipe, CEO tkanipe@citizensfirstbank.com Steve Marcum, CFO smarcum@citizensfirstbank.com Citizens First Corporation 1065 Ashley Street, Suite 150 Bowling Green, KY 42103 270.393.0700

BOWLING GREEN, KY, April 20, 2017 – Citizens First Corporation (NASDAQ: CZFC) today reported results for the first quarter ending March 31, 2017, which include the following:

For the quarter ended March 31, 2017, the Company reported net income of $907,000, or $0.36 per diluted common share.  This represents an increase of $2,000 from $905,000, or $0.36 per diluted common share, for the quarter ended March 31, 2016.

“Increased non-performing loans in the quarter negatively impacted net interest margin, resulting in flat earnings compared to the first quarter of 2016,” said Todd Kanipe, President and CEO.  “While our credit quality still compares favorably to peer and the industry, we did experience some deterioration in the agricultural portfolio.  We believe current reserves are adequate for these loans; however, we anticipate some increased collection expenses as the loans are resolved.”  Kanipe added,  “Though net interest margin pressures persist, loan growth and operating efficiency improved over the first quarter of 2016.  We anticipate steady loan demand and deposit growth in our core markets, reflective of the economic growth in the region.”

Income Statement

Net interest income decreased $83,000, or 2.1%, as the yield on loans decreased from the prior year.  During the first quarter, $95,000 of loan income was reversed as loans totaling $3.0 million were placed on non-accrual status.  The Company’s net interest margin was 3.68% for the quarter ended March 31, 2017, compared to 3.94% for the quarter ended March 31, 2016, a decrease of 26 basis points.  The Company’s net interest margin decreased primarily due to a decline in the yield on loans.

There was a $30,000 provision for loan losses in the first quarter of the current year compared to no provision for loan losses in the first quarter of the prior year due to the growth of the loan portfolio and an increase in non-performing assets.

Non-interest income decreased $47,000, or 5.5%, from the prior year primarily due to a decrease in service charges on deposit accounts of $47,000.

Non-interest expense decreased $163,000, or 4.7%, from the prior year primarily due to a reduction in professional fees of $50,000, and a decrease in personnel expense of $50,000.

Credit Quality

Non-performing assets totaled $3.0 million, or 0.65% of total assets, at March 31, 2017 compared to $23,000, or 0.01% of total assets at December 31, 2016, an increase of $3.0 million.   Two agricultural-related credits were moved to non-accrual status during the first quarter.

The allowance for loan losses at March 31, 2017 was $4.9 million, or 1.34% of total loans, compared to $4.9 million, or 1.35% of total loans as of December 31, 2016.  We consider the size, volume and credit quality of the loan portfolio as well as recent economic and other external influences to record the allowance for loan losses and provision for loan losses that is directionally consistent with our loan portfolio.

Balance Sheet

Total assets at March 31, 2017 were $464.4 million compared to $455.4 million at December 31, 2016.  Total assets increased $9.0 million, or 2.0%, from December 31, 2016 to March 31, 2017 due to a growth in loans and interest-bearing deposits in other financial institutions, partially offset by a decline in federal funds sold and available-for-sale securities.

Loans increased $6.2 million, or 1.7%, from December 31, 2016 to March 31, 2017.  Deposits increased $3.0 million, or 0.8%, from December 31, 2016 to March 31, 2017.  Borrowings from the Federal Home Loan Bank increased $6.0 million, or 17.1%, from December 31, 2016 to March 31, 2017.

Stockholders’ equity increased to $43.4 million at March 31, 2017 from $42.4 million at December 31, 2016.  The common equity and tangible common equity ratios were 7.83% and 6.97%, respectively, as of March 31, 2017 compared to 7.71% and 6.83%, respectively, at December 31, 2016.  The book value and tangible book value per common share ratios were $18.01 and $15.90, respectively, at March 31, 2017 compared to $17.54 and $15.40, respectively, at December 31, 2016.

Dividend to be paid May 17

On April 20, 2017, the Board of Directors declared a cash dividend of $.08 per common share payable May 17, 2017 to shareholders of record as of April 28, 2017.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky, and a loan production office in Williamson County, Tennessee.  Additional information concerning our products and services is available at www.citizensfirstbank.com.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are current and future economic and business conditions; possible changes in trade, monetary, and fiscal policies, as well as legislative and regulatory changes; changes in the interest rate environment and our ability to effectively manage interest rate risk and other market risk, credit risk and operational risk; changes in the quality or composition of our loan or investment portfolios; increases in our nonperforming assets, or our inability to recover or absorb losses created by such nonperforming assets; and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)

Consolidated Statement of Condition

	(In Thousands, Except Share Data and ratios)
	March 31,	December 31,	December 31,
	2017	2016	2015
Assets
Cash and due from financial institutions	$6,715	$8,542	$8,865
Federal funds sold	—	—	6,390
Interest-bearing deposits in other financial institutions	22,537	11,018	2,728
Available-for-sale securities	47,125	53,547	60,200
Loans held for sale	221	264	—
Loans	365,562	359,391	330,782
Allowance for loan losses	(4,906)	(4,854)	(4,916)
Premises and equipment, net	9,310	9,390	9,998
Bank owned life insurance (BOLI)	8,394	8,351	8,174
Federal Home Loan Bank (FHLB) stock, at cost	2,025	2,025	2,025
Accrued interest receivable	1,386	1,622	1,680
Deferred income taxes	1,353	1,464	1,328
Goodwill and other intangible assets	4,274	4,291	4,362
Other real estate owned	—	—	100
Other assets	458	371	465
Total Assets	$464,454	$455,422	$432,181
Liabilities
Deposits
Noninterest bearing	$48,598	$52,322	$48,522
Savings, NOW and money market	174,726	173,620	168,335
Time	150,072	144,497	153,531
Total deposits	373,396	370,439	370,388
FHLB advances and other borrowings	41,000	35,000	15,000
Subordinated debentures	5,000	5,000	5,000
Accrued interest payable	235	220	213
Other liabilities	1,436	2,399	2,056
Total Liabilities	421,067	413,058	392,657
Stockholders’ Equity
6.5% Cumulative convertible preferred stock	7,016	7,261	7,659
Common stock	26,186	25,920	25,406
Retained earnings	10,493	9,706	6,304
Accumulated other comprehensive income (loss)	(308)	(523)	155
Total stockholders’ equity	43,387	42,364	39,524
Total liabilities and stockholders’ equity	$464,454	$455,422	$432,181

Consolidated Financial Highlights (Unaudited)

Consolidated Statement of Income

	Three months ended
	(In Thousands, Except Per Share Data and ratios)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Interest and dividend income	$4,457	$4,572	$4,557	$4,536	$4,476
Interest expense	677	652	639	624	613
Net interest income	3,780	3,920	3,918	3,912	3,863

Provision (credit) for loan losses	30	—	—	(85)	—

Non-interest income
Service charges on deposit accounts	278	371	361	339	325
Other service charges and fees	264	245	262	272	248
Gain on sale of mortgage loans	68	97	110	91	77
Non-deposit brokerage fees	87	85	83	75	72
Lease income	52	52	61	49	45
BOLI income	43	44	45	44	44
Gain on sale of securities	23	—	20	55	51
Total non-interest income	815	894	942	925	862

Non-interest expenses:
Personnel expense	1,734	1,741	1,674	1,676	1,784
Net occupancy expense	461	471	481	492	483
Advertising and public relations	71	75	86	98	61
Professional fees	130	50	98	137	180
Data processing services	253	256	262	263	256
Franchise shares and deposit tax	132	132	132	132	132
FDIC insurance	49	47	58	59	59
Other real estate owned expenses	—	1	(8)	23	1
Other	461	457	452	510	498
Total non-interest expenses	3,291	3,230	3,235	3,390	3,454

Income before income taxes	1,274	1,584	1,625	1,532	1,271
Income taxes	367	481	490	458	366
Net income	907	1,103	1,135	1,074	905
Dividends on preferred stock	119	124	124	123	124
Net income available for common stockholders	$788	$979	$1,011	$951	$781
Basic earnings per common share	$0.39	$0.49	$0.50	$0.48	$0.39
Diluted earnings per common share	$0.36	$0.43	$0.45	$0.42	$0.36

Consolidated Financial Highlights (Unaudited)

Key Operating Statistics

	Three months ended
	(In Thousands, Except Per Share Data and ratios)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Average:
Assets	$452,265	$444,168	$442,042	$439,081	$433,143
Earning Assets	424,349	417,161	414,569	409,722	402,638
Loans	363,824	347,046	344,733	338,456	333,000
Interest-bearing deposits	314,939	310,336	304,473	311,084	320,363
Deposits	364,227	360,816	354,953	360,209	367,397
Borrowed funds	43,078	38,429	42,490	35,868	23,394
Equity	42,827	42,652	42,002	40,912	40,156
Common equity	35,718	35,391	34,741	33,651	32,831

Return on average assets	0.81%	0.99%	1.02%	0.98%	0.84%
Return on average equity	8.59%	10.29%	10.75%	10.56%	9.06%

Efficiency ratio	70.96%	66.20%	65.86%	69.74%	72.64%
Non-interest income to average assets	0.73%	0.80%	0.85%	0.85%	0.80%
Non-interest expenses to average assets	2.95%	2.89%	2.91%	3.11%	3.21%
Net overhead to average assets	2.22%	2.09%	2.06%	2.26%	2.41%
Yield on loans	4.60%	4.86%	4.86%	4.95%	4.96%
Yield on investment securities (TE)	2.87%	2.58%	2.66%	2.77%	2.77%
Yield on average earning assets (TE)	4.32%	4.42%	4.44%	4.53%	4.55%
Cost of average interest bearing liabilities	0.77%	0.74%	0.73%	0.72%	0.72%
Net interest margin (TE)	3.68%	3.80%	3.83%	3.92%	3.94%
Number of FTE employees	94	95	94	96	98

Asset Quality Indicators:
Non-performing loans to total loans	0.83%	0.01%	0.05%	0.06%	0.18%
Non-performing assets to total assets	0.65%	0.01%	0.04%	0.06%	0.16%
Allowance for loan losses to total loans	1.34%	1.35%	1.45%	1.43%	1.53%
YTD net charge-offs (recoveries) to average loans, annualized	(0.02)%	(0.01)%	(0.05)%	(0.07)%	(0.15)%
YTD net charge-offs (recoveries)	(22)	(23)	(130)	(119)	(128)

Consolidated Financial Highlights (Unaudited)

	(In Thousands, Except Share Data and ratios)
	March 31,	December 31,	December 31,
Consolidated Capital Ratios	2017	2016	2015

Total shareholders’ equity to total assets ratio	9.34%	9.30%	9.15%
Tangible equity ratio (1)	8.50%	8.44%	8.22%
Tangible common equity ratio (1)	6.97%	6.83%	6.43%
Book value per common share	$18.01	$17.54	$16.18
Tangible book value per common share (1)	$15.90	$15.40	$13.97
End of period common share closing price	$18.05	$18.00	$13.74

(1)

The tangible equity ratio, tangible common equity ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

	(In Thousands, Except Share Data and ratios)
	March 31,	December 31,	December 31,
Regulation G Non-GAAP Reconciliation:	2017	2016	2015

Total shareholders’ equity (a)	$43,387	$42,364	$39,524
Less:
Preferred stock	(7,016)	(7,261)	(7,659)
Common equity (b)	36,371	35,103	31,865
Goodwill	(4,097)	(4,097)	(4,097)
Intangible assets	(177)	(194)	(265)
Tangible common equity (c)	32,097	30,812	27,503
Add:
Preferred stock	7,016	7,261	7,659
Tangible equity (d)	39,113	38,073	35,162

Total assets (e)	464,454	455,422	432,181
Less:
Goodwill	(4,097)	(4,097)	(4,097)
Intangible assets	(177)	(194)	(265)
Tangible assets (f)	$460,180	$451,131	$427,819
Shares outstanding (in thousands) (g)	2,019	2,001	1,969

Book value per common share (b/g)	$18.01	$17.54	$16.18
Tangible book value per common share (c/g)	$15.90	$15.40	$13.97
Equity to assets ratio (a/e)	9.34%	9.30%	9.15%
Tangible equity ratio (d/f)	8.50%	8.44%	8.22%
Common equity ratio (b/e)	7.83%	7.71%	7.37%
Tangible common equity ratio (c/f)	6.97%	6.83%	6.43%